As filed with the Securities and Exchange Commission on November 27, 2020

Registration No. 33-91090

Registration No. 33-69058

Registration No. 33-48655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration No. 33-91090

Registration No. 33-69058

Registration No. 33-48655

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Scholastic Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3385513
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

557 Broadway, New York, New York	10012
(Address of Principal Executive Offices)	(Zip Code)

SCHOLASTIC CORPORATION 401(k) SAVINGS AND RETIREMENT PLAN

(Full title of the plan)

Andrew S. Hedden, Esq.

Executive Vice President, General Counsel and Secretary

Scholastic Corporation

557 Broadway

New York, New York 10012

(Name and address of agent for service)

(212) 343-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 relate to the following Registration Statements on Form S-8: Registration Statement No. 33-91090, Registration Statement on Form S-8, Registration Statement No. 33-69058, and Registration Statement on Form S-8, Registration Statement No. 33- 48655. Each Registration Statement (each, a “Plan Registration Statement” and collectively, the “Plan Registration Statements”) was filed by the Registrant with the Securities and Exchange Commission pertaining to the registration of shares under the Scholastic Corporation 401(k) Savings and Retirement Plan, as amended (the “Plan”). The Board of Directors of the Registrant has approved an amendment to the Plan terminating all offerings of its common stock pursuant to the above-referenced Plan Registration Statements. In accordance with the undertakings made by the Registrant in the Plan Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered but unsold under the Plan Registration Statements, if any. The Plan Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Plan Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 27, 2020.

SCHOLASTIC CORPORATION

By:	/s/ Andrew S. Hedden
Andrew S. Hedden
Executive Vice President, General Counsel and Secretary